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                                                                    EXHIBIT 10.7




                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made as of this 1st day of January, 1998, by and between EPL TECHNOLOGIES, INC., a Colorado corporation (hereinafter called "Company"), and WILLIAM R. ROMIG, an individual (hereinafter called "Employee").

                              W I T N E S S E T H:

WHEREAS, Company wishes to employ Employee and Employee wishes to enter into the employ of Company on the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

         1. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.

         2. Office and Duties.

                  (a) Employee shall serve Company generally as Senior Vice President, Science and Technology, reporting to the Chief Executive Officer, or such other person as may be designated by Company's Board of Directors, and shall have such authority and such responsibilities as Company reasonably may determine from time to time. Employee shall perform any other duties reasonably required by Company and, if requested by Company, shall serve as an officer or director of Company without additional compensation. Company can change the role and title of Employee during the term of this Agreement, so long as the new role carries a similar level of responsibility and compensation as included in this Agreement.

                  (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Company and shall not, during the term of this Agreement, actively engage in any other business activity, whether or not for profit; provided, however, that Employee may engage in such other business activity as is set forth in Exhibit A attached hereto; provided, further, to the extent such activity, in the aggregate, does not, in the reasonable judgment of Company, interfere with Employee's duties at the Company or compete with any aspect of the Company's business.

         3. Term. This Agreement shall commence as of 8:00 a.m., January 1, 1998 and shall continue for a term of two years, ending on December 31, 1999 (the "Initial Term"); provided that (a) this Agreement shall terminate prior to such date upon Employee's resignation, death or disability, and (b) This Agreement may be terminated by Company at any time prior to such date for Cause (as herein after defined). During the Initial Term or any renewal term of this Agreement, Employee may resign, or Company may terminate Employee without Cause, in either case by giving the other party
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six (6) months' written notice. If Employee resigns during the Initial Term, no bonus (pursuant to Section 4(b)) shall be earned after the date of resignation and any bonus earned or accrued but unpaid at the date of resignation shall be forfeited unless Employee shall continue to serve Company as described in subparagraphs (a) and (b) during the entire notice period, or for such shorter period of time as may be determined by Company in its sole discretion. Unless either party elects to terminate this Agreement at the end of the Initial Term or any renewal term by giving the other party notice of such election at least sixty (60) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term.

         4. Compensation.

                  (a) For all of the service rendered by Employee to Company, Employee shall receive an annual base salary of One Hundred and Twenty Thousand Dollars ($120,000.00) for the Initial Term, payable in installments in accordance with Company's regular payroll practices in effect from time to time, but not less frequently than monthly. Subsequent to the Initial Term, on an annual basis, the Board of Directors of the Company shall review Employee's performance under this Agreement for the purpose of considering a raise in his current base salary. The Board of Directors may award such a raise, in any amount, or no raise whatsoever, in its sole discretion.

                  (b) In addition to Employee's base salary, Employee may be entitled to certain bonuses based on agreed objectives as set forth on Exhibit B attached hereto. Employee may be entitled to additional future bonuses, if, as, and only to the extent, agreed and determined by the Board of Directors of the Company, in its sole discretion.

                  (c) Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any health, life, accident, disability insurance or sick leave plans or programs made available to other similarly situated employees of Company.

                  (d) Employee shall be entitled to twenty (20) days paid vacation annually during each year ended December 31 (pro rated for any period less than 12 months), in addition to all national holidays on which the principal executive offices of the Company are closed. Accrued but unused vacation days may be carried forward into the succeeding year with the approval of the President.

         5. Expenses. Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of itemized accounts of such expenditures and in accordance with Company's regular reimbursement procedures and practices in effect from time to time.

         6. Grant of Options.


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                  (a) Employee may be entitled to share options ("Options") for the common stock ("Common Stock") of Company, if, as, and only to the extent, agreed and determined by the Compensation Committee of Company, in accordance with the 1994 Stock Incentive Plan of Company.

                  (b) Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Options or shares of Common Stock pursuant to this Agreement or the exercise of any Option, the Company shall have the right to (i) require Employee to remit to the Company or to withhold from Employee directly, amounts sufficient to satisfy any federal, State and/or local withholding tax requirements, prior to the delivery or transfer of any certificates for such Options or Shares of Common Stock or (ii) take whatever action it deems necessary to protect its interest with respect to tax liabilities.

         7. Disability. If, because of a disability, Employee cannot perform the essential functions of his job (as described in this Agreement), with or without reasonable accommodation, Company, during the period of such disability, will continue the payment of Employee's base salary at its then current rate for up to a maximum of thirteen (13) weeks following the date Employee is first unable to perform his duties due to such disability. If, as a result of such disability, Employee is unable to perform his duties for a period of thirteen
(13) consecutive weeks or for a cumulative period of twenty-six (26) weeks during any twelve-month period, Company may terminate this Agreement and Company shall have no further obligations or liabilities hereunder after the date of such termination, other than as set forth in Paragraph 11 below.

         8. Death. If Employee dies, all payments hereunder shall cease at the end of the month in which Employee's death shall occur and Company shall have no further obligations or liabilities hereunder to Employee's estate or legal representative or otherwise, other than as set forth in Paragraph 11 below.

         9. Sale of Company's Business. In the event any of one of the following actions were to occur: (a) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (b) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (c) the Company combines with another company and is the surviving corporation, but immediately after the combination, the shareholders of the Company, immediately prior to the combination, hold, directly or indirectly, 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any share received by "affiliates" as such term is defined in the rules of the Securities and Exchange Commission, of such other company in exchange for the stock of such other company), the Company or Employee may terminate Employee's employment on four
(4) weeks prior notice, and in such event Company shall pay Employee his then applicable annual

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base salary, in monthly installments, for a period of twenty four (24) months after the date on which such termination occurred. In addition, the Company shall pay any bonus earned or accrued up to that date, together with the average bonus earned over the last 12 months, both amounts to be paid in monthly installments over a period of twelve (12) months after the date on which such termination occurred (collectively the "Termination Payment"). Upon making Termination Payment in full, Company shall have no further obligations or liabilities hereunder and Employee shall be released from the restrictions contained in subparagraphs 13 (a) and 13 (b) hereof.

         10. Discharge for Cause, etcetera. Company may discharge Employee at any time for "Cause" immediately upon written notice by Company to Employee. For the purposes of this Agreement, "Cause" for termination shall, without limitation, be deemed to exist for any of the following: (i) criminal conduct (whether or not related to Employee's employment), (ii) material and persistent failure, inability or negligence in performing his duties hereunder, (iii) intoxication, (iv) drug addiction, (v) insubordination, (vi) gross negligence,
(vii) any violation of any express direction or any reasonable rule or regulation established by Company from time to time regarding the conduct of its business, (viii) refusal by Employee to comply with reasonable directives of the Board of Directors of the Company, (ix) any misrepresentation made in this Agreement, or (x) any violation by Employee of the terms and conditions of this Agreement including without limitation Paragraphs 12 and 13 below. In any such event, Company shall have no further obligations or liabilities hereunder after the date of such discharge, and Employee shall forfeit any bonus earned or accrued but unpaid as of the date of termination.

         11. Severance Payments. If this Agreement is terminated pursuant to Paragraphs 7 and 8 at any time prior to December 31, 1999, Company shall pay Employee, after such termination, for an additional period of six (6) months after the month in which such termination occurs, additional monthly installments of his then applicable annual base salary and upon completion of such six monthly payments, Company shall have no further liabilities or obligations to Employee hereunder, other than with respect to any bonus earned through the date of termination as set forth in Paragraph 4(b) above.

         12. Company Property. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, costs, customer lists, supply information, internal business procedures, market studies, information concerning pending or contemplated acquisitions or expansion plans of Company or its affiliates, or the existence of negotiations concerning the same, and similar non-public information relating to the internal operations, technical information, processes, procedures, techniques, manufacturing, business plans, policies or practices of Company or its affiliates, samples, or any other materials or data of any kind furnished to Employee by Company or developed by Employee on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of Company, as shall any other books, documents, lists and records pertaining to the business of Company or its affiliates (collectively, the "Records"), whether the Records are written, typed, printed, contained on microfilm, computer disc or tape, or are set forth in some other medium of expression. Upon termination of Employee's employment with Company, for any reason, or if Company requests the return of such materials or Records at any time during Employee's

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employment, Employee shall immediately deliver the same to Company.

         13. Noncompetition, Trade Secrets, Etc.

                  (a) During the term of this Agreement and for a period of two
(2) years after the termination of his employment with Company for any reason whatsoever, Employee shall not directly or indirectly induce or attempt to influence any employee of Company to terminate their employment with Company and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operation within the continental United States, which is involved in business activities, which are the same as, similar to or in competition with specific business activities carried on by Company involving EPL's core technologies of processing aids and perforated flexible packaging, at the time of the termination of Employee's employment. However, nothing contained in this Paragraph 13 shall prevent Employee from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or from engaging in the activities described in Exhibit A attached hereto.

                  (b) During the term of this Agreement and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in Paragraph 12 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Company or its affiliates or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company or its affiliates, made known to Employee or learned or acquired by Employee while in the employ of Company.

                  (c) Any and all writing, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or its affiliates or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company or its affiliates, including developments or expansions of its present field of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare, at the Company's expense, and present applications for copyright or Letters Patent therefore and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in

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which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

                  (d) Employee acknowledges (i) that the trade secrets and confidential information of Company and its affiliates relate to the conduct of Company's business, are of independent economic value to Company because they are not generally known and are the subject of efforts by Company to maintain their secrecy, (ii) that the right to maintain the secrecy of the trade secrets and confidential information of Company and its affiliates constitutes a proprietary right that Company and its affiliates are entitled to protect, (iii) that the restrictions contained in the foregoing subparagraphs (a), (b) and (c), in view of the nature of the business in which Company and its affiliates are engaged, are reasonable and necessary in order to protect the legitimate interests of Company and (iv) that any violation of such restrictions would result in irreparable injuries to Company. Employee therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall have the right to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

                  (e) If the period of time or the area specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Company.

         14. Prior Agreement. Employee represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) that his execution of this Agreement and he employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which she is bound and (c) that he is free and able to execute this Agreement and to enter into employment by Company.

         15. Miscellaneous.

                  (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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                  (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                  (c) Notices. All notices, request, demands and other communications required or permitted under this Agreement shall be in writing and may be given by (i) personal delivery, (ii) first-class United States mail, postage prepaid, registered or certified, (iii) overnight delivery service, charges prepaid, or (iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i) - (iii) of this sentence, and will be deemed to have been duly given or made when delivered personally, when mailed first class, postage prepaid, registered or certified mail, when delivered to the overnight delivery company, charges prepaid, or when sent by electronic transmission, to the respective parties, as follows :

                           (i)      If to Employee:

                                    William R. Romig
                                    201 Salem Road
                                    Moorestown, NJ 08057


                           (ii)     If to Company:

                                    EPL Technologies, Inc.
                                    2 International Plaza, Suite 245
                                    Philadelphia, PA 19113-1507
                                    Attention: Secretary

                           Any party may alter the address to which
communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                  (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

                  (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears hereon, and all of which shall together constitute one and the same instrument. This agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.


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                  (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                  (g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to subject matter hereof, and supersedes all prior and contemporaneous agreements and understanding, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                  (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  (i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

                  (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                  (k) Survival. Paragraphs 12 and 13 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed and delivered that Agreement as of the date first above written.

                             EPL TECHNOLOGIES, INC.


                             By:_______________________________
                                    Paul L. Devine
                                    President



                             By:_______________________________
                                    William R. Romig
                                    Employee


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                                                                WILLIAM R. ROMIG




                                    EXHIBIT A
                            OTHER BUSINESS ACTIVITIES


PROFILE OF OTHER ACTIVITIES

-        Limited in scope and time commitments; employee will give 100% to EPL

- Activities will be predominantly those which were initiated prior to September 1, 1994. On-going income (e.g. royalties) resulting from these consulting agreements prior to September 1, 1994 will not be effected by employment by EPL.

- Additional activities will be those that may lead to contacts, collaborations, interactions of benefit to EPL.

- Employee respects the needs of "the Company" and will not abuse this privilege and will keep EPL informed of such activities and their potential benefit to EPL.

BUSINESS AREAS:

1. CONSULTING a part of obligation to Adjunct Professor positions at Penn State University and Rutgers University. These are limited to the states of Pennsylvania and New Jersey. Such consulting is for the purpose of strategic planning, obtaining grants, and serving population of the state. For example currently consulting for Rutgers in the general area of medicinal foods; and for Danish Ministry of Agriculture in conjunction with Penn State.

2. ON-GOING RELATIONSHIPS

         a) Agreements with direct competitors will be discontinued. Follow on financial arrangements will be allowed.

         b) Consulting for non-competitors is allowed provided employee meets requirements of paragraph 2B and no issues are raised by the "Company".

3.  FORESEEABLE ACTIVITIES

         a)  Garden Valley Inc. - Product of peas & beans

         b) Special Commodity Services - Transportation of perishable commodities

         c)  Cook College, Rutgers University - Medicinal Foods

         d)  Danish Ministry of Agriculture - Strategic Planning, Food Sciences

         e) Penn State University - Postharvest preservation
         (lecturer/consultant)
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                                                                WILLIAM R. ROMIG




                                    EXHIBIT B
                                 BONUS CRITERIA


         YEAR ENDED DECEMBER 31, 1998

                  It is agreed that the bonus for this period will be based on specific corporate performance objectives, to be agreed between William R. Romig and the President of the Company. It is envisaged that upon meeting these, the bonus would allow earnings of up to 25% of the base salary.

         Any bonus for periods for or after the year ended December 31, 1999 will be discussed and agreed on a year by year basis between William R. Romig and the President of the Company.